Exhibit 10.5

Exhibit A

Performance Cash Award Notice

A. Participant:

B. Grant Date:	February 16, 2016

C. Performance Period:	1/1/2016 through 12/31/2018

D. Aggregate Target Award Value:

E. Performance Measure(s):

1.	Relative Total Stockholder Return: This measure will be assessed based on the percentile positioning of L-3’s TSR as compared to the TSRs of the Peer Companies, calculated using the formula:

Relative TSR Percentile = 1 - ( Rank - 1 ) / ( Total - 1 )

where “Rank” is the relative ranking of L-3’s TSR among the TSRs of the Peer Companies (with a Rank of one being the highest ranked TSR), and “Total” is the sum of (a) one and (b) the total number of Peer Companies on the last day of the Performance Period.

“TSR” means, with respect to any company, the value calculated by dividing (i) the average of the Company’s per share closing prices during the one-month period ending on the last day of the Performance Period, by (ii) the average of the Company’s per share closing prices during the one-month period ending on the date immediately prior to the first day of the Performance Period, and then subtracting one (1); provided, that all closing prices shall be adjusted to reflect (a) the cumulative effect of the reinvestment of dividends as of their respective ex-dividend dates, beginning with the first ex-dividend date that is on or after the first day of the one-month period referred to in clause (ii) above; and (b) any equity restructuring, as defined in Statement of Financial Accounting Standards 123R, which affects the company’s shares and which is not otherwise accounted for under clause (a) above; provided, further, that TSR shall mean negative 100% with respect to any company that, during the Performance Period, (w) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code (or under any similar non-U.S. law, as applicable); (x) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (y) is the subject of a stockholder approved plan of liquidation or dissolution; or (z) ceases to conduct substantial business operations.

“Peer Companies” means the companies listed on Appendix 1 hereto; provided, that in the event of a merger, acquisition or business combination transaction to which a Peer Company is a party, if the stockholders of the Peer Company immediately prior to the event shall, collectively as a group, have beneficial ownership of less than 50 percent of the outstanding voting securities of the surviving or resulting entity immediately after the event, then such Peer Company shall not be considered a Peer Company for any purpose (including during any time period prior to such transaction).

Portion of Aggregate Target Award Value for this Performance Measure: 100%

Performance Scale:

Performance Levels	Relative TSR	Award Multiplier
Maximum	> 75th percentile	200%
Target	50th percentile	100%
Threshold	25th percentile	25%
Below Threshold	< 25th percentile	0%

In the event that the level of actual performance exceeds the Threshold and falls between two of the stated performance levels listed above, the Award Multiplier will be calculated on a straight-line basis between the two stated Award Multipliers for those performance levels.

Appendix 1

The companies included for the Relative Total Stockholder Return assessment are those listed below.

	Company	Ticker
1.	BAE SYSTEMS PLC (ADR)	BAESY
2.	CUBIC CORP	CUB
3.	ESTERLINE TECHNOLOGIES CORP	ESL
4.	FLIR SYSTEMS INC	FLIR
5.	GENERAL DYNAMICS CORP	GD
6.	HARRIS CORP	HRS
7.	HUNTINGTON INGALLS INDUSTRIES INC	HII
8.	LOCKHEED MARTIN CORP	LMT
9.	NORTHROP GRUMMAN CORP	NOC
10.	ORBITAL ATK	OA
11.	RAYTHEON CO	RTN
12.	ROCKWELL COLLINS INC	COL
13.	TELEDYNE TECHNOLOGIES INC	TDY
14.	TEXTRON INC	TXT